Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-113852 on Form S-8, No. 333-137501 on Form S-8, No. 333-124278 on Form S-3, No. 333-148649 on Form S-3, No. 333-151775 on Form S-3, No. 333-160142 on Form S-8, No. 333-164030 on Form S-3, and No. 333-171408 on Form S-3) of CapLease, Inc. of our report dated February 21, 2013, relating to our audits of the consolidated balance sheets of CapLease Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2012 and the financial statement schedules and internal control over financial reporting, included in the Annual Report on Form 10-K of CapLease, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP
New York, New York
February 21, 2013